Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Sumitomo Mitsui Financial Group, Inc.
We consent to the use of our report dated July 28, 2010, with respect to the consolidated statement of financial position of Sumitomo Mitsui Financial Group, Inc. and subsidiaries as of March 31, 2010 and 2009, and April 1, 2008, and the related consolidated income statement and consolidated statements of comprehensive income, changes in equity and cash flows for each of the years in the two-year period ended March 31, 2010, included herein and to the reference to our firm under the heading “Statement by Experts” in the registration statement.
/s/ KPMG AZSA LLC
Tokyo, Japan
October 20, 2010

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